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                                                                                                              Exhibit 12.01


                                             NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES
                                             STATEMENT OF COMPUTATION OF
                                             RATIO OF EARNINGS TO FIXED CHARGES





Earnings                            1993         1992          1991          1990          1989
                                              (Thousands of dollars)
  Income from continuing
  operations before accounting
  change                           $211,740     $160,928      $207,012      $192,971      $219,165
Add
  Taxes based on income
    Federal income taxes (1)         99,952       71,549        75,905       120,686        92,638
    State income taxes (1)           28,076       19,148        22,209        34,442        25,566
  Deferred income taxes-net          12,256        5,185        26,506       (31,794)        7,541
  Investment tax credit
    adjustment - net                 (9,544)      (9,708)       (9,189)      (10,048)      (10,906)
Fixed charges                       113,562      109,888       110,146       111,826       109,466
       Earnings                    $456,042     $356,990      $432,589      $418,083      $443,470


Fixed charges
  Interest charges per
    statement of income            $113,562     $109,888      $110,146      $111,826      $109,466


Ratio of earnings to fixed
  charges                               4.0          3.2           3.9           3.7           4.1




(1) Includes income taxes included in Miscellaneous Income Deductions and Non-operating Taxes.
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